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On October 28, 2020, Greg Carlin, the Chief Executive Officer and Co-Founder of Rush Street Interactive, LP (“RSI”) participated in an interview with Fantini Research executive Frank Fantini, during which they discussed the proposed business combination (the “Business Combination”) of RSI and dMY Technology Group, Inc. (the “Company”). Below is a transcript of the interview.

FANTINI RESEARCH INTERVIEW TRANSCRIPT

Frank: We are here with Greg Carlin, who is CEO of Rush Street Gaming, and the soon-to-be-public Rush Street Interactive. And, Greg, this is 2020, so we have to talk about COVID first before we get into rush street. How is COVID playing out with your companies and how do you see it playing out near- and mid-term for them and for the industry?

Greg: Sure, well first off, this is really the largest worldwide disaster that we’ve had in a century and our hearts really go out to everybody who’s been impacted. There’s been so many people that have been negatively impacted around the world. But as far as it impacts business, also it’s really impacted every major industry in different ways. Some positive, some negative. I mean, in many respects, it’s been an accelerant of trends that were already really starting or are in place. When we look at the gaming industry, we really need to break it up into different sub sectors because it’s really impacting each sector a little bit differently.

We will start with the online casino space. For online gaming, it’s actually been, unlike casino in particular, it’s actually been a positive for primarily for two reasons. If you look at our revenue numbers in Pennsylvania, our online casino revenue numbers in Pennsylvania, in January, and you compare that to say April, May, and June, you’ll see literally a tripling in revenue from January to June, and we all know why. That’s the main reason, bricks and mortar casinos shut down in March, and so a lot of folks were looking for things to do there at home. So we really saw a big pick up in the online casino business, where it’s legal. It wasn’t quite as big a jump in New Jersey because it’s a more mature market but it was still a very large jump.

If you look at online sports book, it was interesting. A lot of sports were shut down, but I was really surprised to see how many folks were betting on Russian table tennis, which was literally one of the only sports that was operating at the time. And I also think for online gaming and sports betting, the whole pandemic has probably accelerated the trend of legalization. I think you’re seeing sports betting getting legalized around the country in different states. I think that’s probably sped up. And certainly casino should speed up as well. I think a lot of states have legalized sports betting first and now they’re seeing the casino actually generates significantly more revenue than sports betting. And so, yeah, if you look at a state like West Virginia, they legalized sports betting, and then about a year later, legalized casino. If you look at Michigan, Michigan legalized both casino and sports betting at the same time, so I think you’ll see more states legalizing casinos, online casino, in the near future.

As far as the regional casinos, which is where our bricks and mortar business operates, it’s really performed much better than I expected it to post-opening. Just as an example, Boyd reported their earnings last night for the third quarter and while their revenue was down about 20 percent, their EBITDA was actually up over the third quarter last year. And we’ve experienced a similar phenomenon in our properties and I know other companies, gaming companies, have as well, with regional casinos. Basically, you see the drop in revenue varies by property for us, but 20% is probably a good average. But yet our margins are up substantially because we’re running with less food and beverage, we don’t have valet, you know, we’ve just taken a lot of cost out of the business. So, the big question is, what will happen in the future? I think that people, there’s a lot of pent-up demand, if you think about, you know, people are home, people aren’t spending money on things like clothing. They’re not spending, they’re not going to ball games or movies, so there’s not a whole lot of things people can do. So I think people are looking for activities and things and going to a casino is top of the list. I feel that casinos also are extremely safe. I mean I’ve been going to our casinos. We put terrific great protocols in place, COVID protocols, all throughout the entire business. We’ve upgraded our air filtration systems, we’re requiring guests to wear masks… I think we know the few team members we have had get COVID, I think all we can trace it to doing things outside of work. Either going to bars with friends or going to family outings. I really do feel like the casinos are safe, so hopefully the trend will continue with the regional casinos.

Frank: Good. Talking about your regional casinos, Rush Street Gaming has four regional casinos. You’re applying for a second Chicago area license. How do you think Rush Street Gaming will evolve and will you someday be a public company?

Greg: That’s a good question, Frank. We get asked that that often. But, I think, to understand, or to think about. Before we talk about the future, you really need to understand the history of our company, just to give you a real quick history. We started our, the Rush Street Gaming, the us business, our first casino we opened in 2008. That was in Vicksburg, Mississippi. So Neil, our chairman and my boss, he’s got a long history in real estate and real estate development and so one of our core competencies is winning RFPs and developing mixed use real estate projects.

So we’ve actually developed all our properties and we think we’re unique in the casino industry in that we haven’t bought any casinos. So our first casino was Mississippi 2008, that’s Vicksburg. In 2009, we opened a property in Pittsburgh. In 2010, we opened a property in Philadelphia. In 2011, we opened our property in Des Plaines, near O’Hare Airport and that was quite a stretch of four properties. And then it took us all the way til 2017 before we opened our next property, which was in Schenectady, New York. I think if you look at the country, there’s just less opportunities and so we’re certainly interested in building more casinos, but we’re, you know, it’s really opportunistic. We don’t want to build just to build. We’re really looking to make good returns on our capital and good investments. And so, as you mentioned, we currently have a proposal pending in in Waukegan, which is north of Chicago, but we also are waiting on a referendum on Tuesday in Portsmouth, Virginia for one of the licenses in Virginia. So, hopefully, we’ll get some good news on Wednesday in Virginia and hopefully we’ll hear from the gaming board soon as far as Waukegan is concerned.

Frank: Okay great. Now on to what everybody’s excited about, which is Rush Street Interactive. You are taking your international interactive business public. Tell us a little bit about Rush Street Interactive and why you’ve chosen to take it public.

Greg: Well, so back in December or so, I talked to Neil about the fact that we were growing really fast and we had a bunch of new market opportunities, and we really needed to invest some significant capital in the business to continue to maintain our growth. And at the time, the markets were looking good, and so we decided to hire a banker to raise some outside capital. We looked at a lot of different options. We looked at raising some private funds, we looked at potentially doing an IPO… Ultimately, we decided we’d sell on merging with a SPAC for a few reasons. This is now going to April, the IPO market was basically shut. We talked to some bankers and they thought, not a good time for an IPO. And we got introduced to DMY Technology principals, Harry You and Niccolo deMasi and just really hit it off with them. Niccolo’s got some experience in the free to play game space. Harry has been a CFO of major companies, Accenture and Oracle, and the chemistry was right and everything sort of lined up. And so we decided to merge into their SPEC.

Frank: If Rush Street were a prize fighter, we would say you punch above your weight, in that your market share tends to be greater than your size of your operation relative to the market as a whole. And you have very low player acquisition costs. It’s 26% of revenue. How do you achieve those results?

Greg: Well it’s really a combination of many factors, I think. Just a few of them, we were really early to launch our business, I think. Plus the fact that we have the bricks and mortar casinos in our DNA, I mean, I think we really understand the casino customer. But when I went over to ICE in 2012 and we decided to move, to launch an online business, I think most of the bricks and mortar folks thought we were a little crazy, didn’t understand what we were doing. And we probably were a little crazy. I mean, it was certainly really early. Sports betting didn’t become legal until May of 2018 and online gaming got off to a really slow start, New Jersey certainly being a pioneer, and New Jersey being the most mature market. But I think early to launch our business and having the DNA and bricks and mortar work were critical and is critical to our success.

We also really have a very deep bench of talented executives, starting with my co-founder Richard Schwartz. Richard’s a true visionary. He came from WMS Gaming and he ran their Jackpot Party online casino in the UK. And he just really, he understands the casino player and the game. And he’s, we really, we’ve translated that with having our own technology and building a great casino engine, online casino engine, with lots of proprietary features that casino players like. I think that’s really important, understanding the casino customer and what they want in the gaming experience.

Frank: As we go forward and more states legalize, there’s more opportunity, but also there’s ever more competition. And some of these competitors are huge corporations, compared to other gaming corporations, with databases of tens of millions of players. How do you maintain that share or compete against such big competitors?

Greg: No, that’s a great question, Frank. So look, it’s already a very highly competitive market. I mean, just look at New Jersey. right now, in New Jersey, there’s 20 online casinos and 20 online sports books operating, and I think there’s going to be a few more folks joining the frays soon enough. So you know what I’d say, it’s really a couple things. I mean, well there’s not one specific thing we’re doing but, to date, we built our business with about 50 million of investment from me and Neil. When we close the transaction, we’re gonna have 230 million of cash on our balance sheet, which is a significant jump up. You know, while we’re not planning to go crazy with the cash, certainly we’re gonna have more money to invest in our existing, we think that our return on marketing is really high as you mentioned, so there’s really room for us to increase our spend in existing markets. We plan on launching competitively in new markets and we also plan on building out our teams. And we’ve got our technology folks are in Estonia. We’re going to add to our engineers. We’ve got certain customer service folks in New Jersey. We need to grow that. We got marketing folks all over the country. We’re going to grow that. And then really just doing what we’re doing. And I think we haven’t done a big media deal. We’ve looked at a bunch of different ones, but we think it’s more important to spread our marketing expense over multiple channels. I’m not sure which is the right channel. They’re all important together and so we’re constantly evolving and tweaking our digital strategy, our traditional media strategy. Radio has been important for us and radio’s been a good source of customers, believe it or not. Some like sports radio, either local sports radio or recent. So it’s really just a combination of things blocking and tackling and being methodical.

Frank: Yeah, while we’re all excited about the United States, and you guys, on your website, in your investor presentation, do a good job of projecting potential market size and EBITDA impact on Rush Street Interactive. And I know you’ve come up with a range of maybe 368 billion to about 550 million in EBITDA impact assuming those legalizations happen throughout the country. But you also have international operations and there’s a world beyond the United States. Can you tell us a little bit about your operations in Colombia, I think they are, and what your plan is for the future?

Greg: Sure. So, yeah, we’re currently operating in Columbia. I think we’re number three in that market, actually. And the reason we picked Columbia is twofold. First, they legalized online gaming, I think back in early 2018 or late 2017. Favorable tax rate, good regulatory structure, and, at the time, sports betting wasn’t even legal in the US. And we thought “Hey, wouldn’t it be great to test our product in a market like Colombia before sports betting launches in the US?” So it was really sort of like “But we should. This will be a good testing ground for our product.”

But number two, we looked at South America and Latin America. And if you look at that market, it’s much less competitive than Europe is as far as number of operators. And the markets are saying, if you look at the populations, they’re huge! I mean, Columbia alone is 50 million people. Brazil has 212 million people. Mexico, 126 million people. Argentina, 45 million. I mean, these are big countries and Mexico has a market already online, casino market. Argentina recently legalized it and Brazil is working on it. So, we just think it’s a natural extension for us outside of the US. We just think it’s a good market for us to pursue. Right now, it’s pretty small, it’s about five percent of our business roughly, but that’s a growing share. And our market share is growing in Columbia as well, so…

Frank: Great. You had touched upon earlier, Greg, your proprietary platform. And a lot of companies are contracting out with other providers of technology, but you’ve developed your own. And you think that’s a competitive advantage. Could you elaborate on that?

Greg: Sure. No, we do indeed. You know, it’s funny. When we started the business back in 2012, Richard and I, Richard mostly because he’s got the tech background, we really obsessed over what we were going to use for a platform. He must have diligence, 30 different platforms. And we looked at all kinds of things from licensing some third party, partnering with someone who owned technology, building our own technology… Ultimately, we decided to build our own technology. We actually bought some code from a small company that we had, we thought had really good potential, and then hired the CTO and their team and grew it from there. But it was a risky decision at the time. I was definitely very, very nervous. It’s harder than it looks to get everything right and to build it. There’s a lot of moving pieces, but I do think it was, ultimately, it turned out to be a good decision.

And for two primary reasons. We built in some proprietary functionality. I mentioned earlier how we understand the casino customer. You know, we’ve got a bonusing engine that casino players really like, we’ve got a store, okay? With that, people can trade their points in for different things, scratch cards, and we can even give promotions to the bricks and mortar casinos, which we do. And we sort of gamified the whole bonusing experience. So instead of just, like, sending someone some free play, they’re able to do different things. And then, the players seem to love it. We have a chat room, which makes it a social experience for players, and weeks ago, I like to monitor the chat room occasionally, see what people are saying. We’ve got our own payments engine, which we’re paying people quicker. One of the survey online casino customers, one of the things that’s really important, is making getting your money fast. And so, because we have our own technology, we’re able to build a payments engine that, where we basically run an algorithm and most people get paid immediately. So we’ll advance the money, even though maybe the bank hasn’t even approved it yet. So just think, little things like that, a whole series of them. I think really give us a great player experience.

And then the number two is really speed to market. Because we control our technology stack, we can work with when a new market opens. Each regulatory agency has their own reports that they want and their own information that they want, so we’re able to quickly make modifications to the platform. If you have a third-party platform, you know you got to get in line with that development line. And they have a whole list of priorities, not just you. Other customers. So, I think we’re allowed we’re able to adopt our platform for each new market quicker. And opening first is that, we think, has been a huge advantage for us, so…

Frank: Very interesting. We’ve covered a lot of ground in a short period of time, Greg. Just two quick questions at the end. Number one, what is the timing on going public? And the second is, what key points do you most want investors to understand?

Greg: Sure, so we filed our proxy, which is one of the key milestones for going public. We filed on October 9th, and the SEC has 30 days to give us comments. And hopefully, there won’t be too many comments. We’ll have to see, but we’ll respond to the comments. Once the sec signs up on our proxy, we can have a shareholder vote. And we’re targeting early December for that. I mean, it may slip to the second week in December, but, so hopefully early December is planned to close. And then just some high level points about RSI. I mean, it really feels to me like the early days of bricks and mortar, like expansion. I mean, if you go back to 1990 and you look at how quickly the bricks and mortar casinos were legalized in states, it feels like we’re in a similar trend now. And, it’s just, there’s going to be huge market growth over the next 10 years. I mean, you look at New Jersey. Casino only is almost a billion dollar a year run rate. Pennsylvania is not far behind that. Those are just two states. Michigan’s launching later this year, so there’s a huge growth opportunity ahead of us, and I think we’re really well positioned. Per Eilers and Krejcik, who, we think, puts out really good industry information, we’re number one in an online casino. And we achieved that position with $50 million investment. As I mentioned earlier, after our close, we have $230 million of cash on our balance sheet. It’s really going to allow us to invest more in our existing markets, launch new markets, and really grow our currently outstanding team, so, we’re really bullish about the future.

Frank: Okay great. Very interesting, very informative. Thank you, Greg.

Greg: Frank, thanks for having me too.

No Offer or Solicitation

This filing shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination and other transactions described herein or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, the Company filed a preliminary proxy statement with the SEC on October 9, 2020 and intends to file a definitive proxy statement with the SEC. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about RSI, the Company and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of the Company as of a record date to be established for voting on the Business Combination. Stockholders of the Company will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: dMY Technology Group, Inc., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, Attention: Niccolo de Masi.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Registration Statement on Form S-1, which was filed by the Company with the SEC on January 31, 2020 and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to dMY Technology Group, Inc., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, Attention: Niccolo de Masi. Additional information regarding the interests of such participants will be contained in the proxy statement for the Business Combination when available.

RSI and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the proposed Business Combination when available.

Forward-Looking Statements

This Schedule 14A includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and RSI’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-

looking statements include, without limitation, the Company’s and RSI’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and RSI’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement, (2) the outcome of any legal proceedings that may be instituted against the Company and RSI following the announcement of the Business Combination Agreement and the transactions contemplated therein; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of the Company, certain regulatory approvals or satisfy other conditions to closing in the Business Combination Agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on RSI’s business and/or the ability of the parties to complete the Business Combination; (6) the inability to obtain or maintain the listing of the shares of common stock of the post-acquisition company on the New York Stock Exchange following the Business Combination; (7) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that RSI or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement relating to the Business Combination, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.